Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended
Registration Number 333-40809
PROSPECTUS SUPPLEMENT NO. 1
(To the Prospectus dated November 7, 2006)
KENNAMETAL INC.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
(as amended)
2,000,000 SHARES OF CAPITAL STOCK
($1.25 par value per share)
     This Prospectus Supplement supplements the prospectus dated November 7, 2006 (referred to herein as the Prospectus), relating to the Dividend Reinvestment and Stock Purchase Plan, as amended (which is referred to in the Prospectus as the Plan), of Kennametal Inc.
     This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus.
     Investing in the Plan involves risks that are described in the “Risk Factors” section beginning on page 2 of the Prospectus.
     Shares of our capital stock are listed on the New York Stock Exchange under the trading symbol “KMT.”
     This Prospectus Supplement is filed solely for the purpose of reflecting the following amendments that have been made to the Plan effective as of July 1, 2007:
•	The Plan, as amended, allows for the shares of our capital stock purchased with reinvested dividends to be purchased, at our discretion, either (i) in the open market or (ii) from us, directly; and
•	The discount feature on purchases of capital stock with reinvested dividends was discontinued. Therefore, under the Plan, as amended, the purchase price of the capital stock purchased with reinvested dividends will now be either (i) 100% of the average of the daily high and low sales prices of the shares on the New York Stock Exchange Consolidated Tape for the period of five (5) trading days immediately preceding the dividend payment date (for shares purchased directly from us) or (ii) 100% of the average, or weighted average if shares are purchased on more than one day, of the daily high and low sales prices of the shares on the New York Stock Exchange Consolidated Tape for the date or dates of such purchase (for shares purchased on the open market). Any brokerage or trading fees, commissions, service charges or other similar expenses will continue to be paid by us.
The text of the Plan (which begins on page 6 of the Prospectus) is deemed modified, including the responses to questions 2, 15, 17 and 19, to the extent necessary to reflect the adoption of the above amendments to the Plan.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is June 26, 2007.